EXHIBIT 99.1

Standard Parking Corporation Reports First Quarter 2008 EPS Increase of 28 Percent, Solid Free Cash Flow; Raises 2008 Guidance

CHICAGO, May 6, 2008 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's largest providers of parking management services, today announced that first quarter 2008 net income increased by approximately 23% to $4.3 million, or $0.23 per share, as compared with $3.5 million, or $0.18 per share, in the first quarter of 2007, a per share increase of 28%. First quarter free cash flow of $2.9 million was in line with the Company's expectation of $27 million to $30 million of full year free cash flow.

Other First Quarter Highlights

 * Revenue (excluding reimbursed management contract expense) and gross profit growth of 16% and 10%, respectively

 * Operating income up 17%

 * Common stock repurchases of $7.8 million

 * Completed the acquisition of G.O. Parking in Chicago

Raises 2008 Full-Year Guidance

 * EPS expected to be in the range of $0.95 - $1.05, which includes:

   -- $0.06 per share increase resulting from the Company's
      second-quarter settlement of its Hurricane Katrina claim

   -- Long-term restricted stock unit grant to senior management
      (projected $0.04 EPS impact)

   -- Amortization of acquired assets (projected $0.03 EPS impact)

 * Free cash flow expected to be in the range of $27 million to
   $30 million

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased to report that 2008 is off to a solid start. Our business model, which is predicated predominantly on management contracts, provided us with a buffer against both the slowdown in air travel that occurred in the first quarter as well as against the effects of the unusually harsh winter in many parts of the country. Likewise, we believe that our model positions us well against the backdrop of rising gasoline prices and a slowing economy.

"Our first quarter results reflect strong year-over-year growth across the business. We added 79 net new locations during the first quarter of 2008, which includes 25 new locations resulting from our completed acquisition of G.O. Parking in Chicago, and we maintained a 92% location retention rate. Our pipeline of new business opportunities remains active, and we expect to write significant new business this year.

"Finally, we continue to make good progress on the IT initiatives that we have previously outlined, which are targeted at driving future expense efficiencies."

First Quarter Operating Results

Revenue for the first quarter of 2008, excluding reimbursement of management contract expense, increased by $10.2 million to $73.6 million from $63.4 million in the year ago period. Management contract revenue grew 27%, attributable to both organic as well as acquired growth.

Gross profit in the quarter was up by 10% to $21.6 million from $19.7 million a year ago. The first quarters of both 2008 and 2007 benefited from a $0.6 million favorable change in insurance loss reserve estimates relating to prior years.

General and administrative expense ("G&A") grew by almost 6% to $11.4 million from $10.8 million a year ago due primarily to increased costs resulting from acquired businesses. Due to open positions and the timing of consulting engagements, however, the first quarter 2008 G&A is lower than the expected run rate for the remainder of the year. We expect the run rate of G&A to be closer to $12.5 million per quarter, which includes the $0.6 million per quarter impact of the previously disclosed July 1, 2008 grant of restricted stock units to senior management.

Operating income for the 2008 first quarter was $8.9 million, an increase of 17% over the 2007 first quarter.

Pre-tax income for the 2008 first quarter increased by 24% to $7.3 million up from $5.8 million a year ago. The effective income tax rate increased from 40% in the first quarter of 2007 to 41% this year due to an increase in state taxes. Resulting net income was $4.3 million for the first quarter of 2008, an increase of 23%. On a per share basis, EPS was $0.23 in the first quarter of 2008 as compared with $0.18 in the prior year, an increase of 28%. Cash taxes increased from 4% of pre-tax income in the first quarter of 2007 to 7% in the first quarter of 2008.

The Company generated $2.9 million of free cash flow during the first quarter of 2008 versus $5.2 million last year, the variance being attributable to normal fluctuations in working capital. Free cash flow on a trailing twelve-month basis, which moderates the impact of such working capital fluctuations, was $29.8 million. First quarter 2008 free cash flow, along with draws on the revolving facility, was used to repurchase $7.8 million of common stock, make payments totaling $5.5 million for acquisitions and repay debt of $0.5 million. As of March 31, 2008, $15.1 million remains available for future stock repurchases under the Board's existing authorization.

Recent Developments

The Company recently agreed to settle its insurance claim pertaining to Hurricane Katrina. In the second quarter, the Company expects to receive insurance proceeds that will add $0.06 to its 2008 earnings per share.

Significant activity during the first quarter of 2008 includes:

 * Commencement of the Company's management of the parking operations at the newly constructed Trump International Hotel & Tower in
   Chicago, Illinois. The Company manages the valet and self-parking operations at this 96 story building, which is likely to become a major destination for visitors to Chicago.

 * Selection of the Company to manage the parking at the Americana at
   Brand, a new lifestyle and residential center in Glendale
   California.  The complex contains 600,000 square feet of retail and entertainment space, residential apartments and condominiums serviced by a 3,200 space parking garage.  The award represents an expansion of the Company's relationship with Caruso Affiliated.

 * The award of a multi-year contract to manage five facilities for the Greater Jamaica Development Corporation, one of New York's
   oldest not-for-profit local development corporations.  The facilities will add over 2,000 parking spaces to the Company's portfolio in Queens, New York.

Financial Outlook

The Company is raising its 2008 earnings per share from $0.90 - $0.95 to $0.95 - $1.05 per share, primarily reflecting the effect of the recent Katrina settlement. In its fourth quarter conference call, the Company identified two new items that will impact this year's earnings and which are included in the Company's guidance. The first is a non-cash expense equal to $0.03 in EPS for amortization related to recent acquisitions. Secondly, non-cash stock compensation expense equivalent to $0.04 in EPS will be recorded in the second half of 2008 in connection with the July 1 award of restricted stock units to the Company's senior management.

Cash taxes are expected to be approximately 16% of pre-tax income. The Company also reaffirms its expectation that free cash flow will be in the range of $27 million to $30 million for 2008. These guidance estimates continue to assume 18.6 million weighted average diluted shares and do not include the impact of any new mergers or acquisitions that might be completed during the remainder of 2008.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Wednesday, May 7, 2008 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of May 6, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions; the impact of public and private regulations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                    STANDARD PARKING CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (in thousands, except for share and per share data)

                                               March 31,   December 31,
                                                 2008          2007
                                              -----------  -----------
                                              (Unaudited)

                    ASSETS
 Current assets:
  Cash and cash equivalents                     $  11,055    $   8,466
  Notes and accounts receivable, net               44,653       42,706
  Prepaid expenses and supplies                     2,535        2,765
  Deferred taxes                                    6,247        6,247
                                              -----------  -----------
   Total current assets                            64,490       60,184

 Leasehold improvements, equipment and
  construction in progress, net                    16,028       15,695
 Advances and deposits                              1,746        1,382
 Long-term receivables, net                         5,807        4,854
 Intangible and other assets, net                   4,671        4,350
 Cost of contracts, net                            10,673        7,688
 Goodwill                                         124,433      119,890
 Deferred taxes                                        --        1,345
                                              -----------  -----------

   Total assets                                 $ 227,848    $ 215,388
                                              ===========  ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                              $  44,215    $  42,941
  Accrued and other current liabilities            31,234       33,195
  Long-term borrowings                              1,555        1,938
                                              -----------  -----------
   Total current liabilities                       77,004       78,074

 Deferred taxes                                       372           --
 Long-term borrowings, excluding current
  portion                                          91,174       78,425
 Other long-term liabilities                       22,847       19,550

 Stockholders' equity :
  Common stock, par value $.001 per share;
   21,300,000 shares authorized; 18,165,275
   and 18,371,308 shares issued and
   outstanding as of March 31, 2008 and
   December 31, 2007, respectively                     18           18
  Additional paid-in capital                      145,514      150,520
  Accumulated other comprehensive income              522          482
  Treasury stock, at cost, 160,979 and 48,474
   shares as of March 31, 2008 and
   December 2007, respectively                     (3,371)      (1,172)
  Accumulated deficit                            (106,232)    (110,509)
                                              -----------  -----------
   Total stockholders' equity                      36,451       39,339
                                              -----------  -----------

   Total liabilities and stockholders' equity   $ 227,848    $ 215,388
                                              ===========  ===========

                    STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
   (in thousands, except for share and per share data, unaudited)

                                                 Three Months Ended
                                              ------------------------
                                               March 31,    March 31,
                                                 2008         2007
                                              -----------  -----------
 Parking services revenue:
  Lease contracts                                $ 37,694     $ 35,198
  Management contracts                             35,880       28,196
                                              -----------  -----------
                                                   73,574       63,394
  Reimbursed management contract expense           99,451       90,497
                                              -----------  -----------
   Total revenue                                  173,025      153,891

 Cost of parking services:
  Lease contracts                                  34,893       32,018
  Management contracts                             17,046       11,724
                                              -----------  -----------
                                                   51,939       43,742
  Reimbursed management contract expense           99,451       90,497
                                              -----------  -----------
   Total cost of parking services                 151,390      134,239

 Gross profit:
  Lease contracts                                   2,801        3,180
  Management contracts                             18,834       16,472
                                              -----------  -----------
   Total gross profit                              21,635       19,652

 General and administrative expenses               11,411       10,814
 Depreciation and amortization                      1,371        1,252
                                              -----------  -----------

 Operating income                                   8,853        7,586
 Other expenses (income):
  Interest expense                                  1,518        1,803
  Interest income                                     (42)        (219)
                                              -----------  -----------
                                                    1,476        1,584
 Minority interest                                    122          160
                                              -----------  -----------

 Income before income taxes                         7,255        5,842
 Income tax expense                                 2,978        2,360
                                              -----------  -----------
 Net income                                      $  4,277     $  3,482
                                              ===========  ===========

 Common stock data :
 Net income per share:
  Basic                                             $0.24        $0.18
  Diluted                                           $0.23        $0.18
 Weighted average shares outstanding:
  Basic                                        18,122,846   19,206,664
  Diluted                                      18,534,770   19,719,322

                    STANDARD PARKING CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
   (in thousands, except for share and per share data, unaudited)

                                                   Three Months Ended
                                                  --------------------
                                                  March 31,  March 31,
                                                    2008       2007
                                                  ---------  ---------
 Operating activities:
 Net income                                        $  4,277   $  3,482
 Adjustments to reconcile net income to net cash
  provided by operations:
   Depreciation and amortization                      1,367      1,241
   Loss on sale of assets                                 4         11
   Amortization of debt issuance costs                   71         68
   Non-cash stock-based compensation                     53        179
   Excess tax benefit related to stock option
    exercises                                          (319)      (265)
   Provision (reversal) for losses on accounts
    receivable                                           10       (255)
   Deferred income taxes                              1,717      1,992
   Change in operating assets and liabilities        (3,036)      (379)
                                                  ---------  ---------
 Net cash provided by operating activities            4,144      6,074

 Investing activities:
 Acquisitions                                        (5,459)        --
 Purchase of leaseholds improvements and equipment   (1,052)      (668)
 Cost of contracts purchased                            (96)        --
 Contingent purchase payments                            --        (77)
                                                  ---------  ---------
 Net cash used in investing activities               (6,607)      (745)

 Financing activities:
 Repurchase of common stock                          (7,799)    (3,430)
 Proceeds from exercise of stock options                222        178
 Tax benefit related to stock option exercises          319        265
 Proceeds from (payments on) senior credit
  facility                                           12,850     (2,600)
 Payments on long-term borrowings                       (28)       (77)
 Payments on capital leases                            (456)      (748)
                                                  ---------  ---------
 Net cash provided by (used in) financing
  activities                                          5,108     (6,412)

 Effect of exchange rate changes on cash and cash
  equivalents                                           (56)      (127)
                                                  ---------  ---------

 Increase (decrease) in cash and cash equivalents     2,589     (1,210)
 Cash and cash equivalents at beginning of period     8,466      8,058
                                                  ---------  ---------

 Cash and cash equivalents at end of period        $ 11,055   $  6,848
                                                  =========  =========
 Supplemental disclosures:
 Cash paid during the period for:
   Interest                                        $  1,409   $  1,618
   Income taxes                                         501        210

                    STANDARD PARKING CORPORATION
                           FREE CASH FLOW
   (in thousands, except for share and per share data, unaudited)

                                                   Three Months Ended
                                                  --------------------
                                                  March 31,  March 31,
                                                    2008       2007
                                                  ---------  ---------
 Operating income                                    $8,853     $7,586
   Depreciation and amortization                      1,371      1,252
   Non-cash compensation                                 53        179
   Income tax paid                                     (501)      (210)
   Minority interest                                   (122)      (160)
   Change in assets and liabilities                  (4,157)    (1,082)
   Purchase of leaseholds, equipment and cost of
    contracts and contingent purchase payments       (1,148)      (745)
                                                  ---------  ---------
 Operating cash flow                                 $4,349     $6,820
   Cash interest paid                                (1,409)    (1,618)
                                                  ---------  ---------
 Free cash flow (1)                                  $2,940     $5,202
   (Increase) decrease in cash and cash
    equivalents                                      (2,589)     1,210
                                                  ---------  ---------
 Free cash flow, net of change in cash                 $351     $6,412

 (Uses)/Sources of cash:
   Proceeds from (payments on) senior credit
    facility                                        $12,850    ($2,600)
   (Payments) on other borrowings                      (484)      (825)
   Proceeds from exercise of stock options              222        178
   Tax benefit related to stock option exercises        319        265
   (Repurchase) of common stock                      (7,799)    (3,430)
   (Payments) on acquisitions                        (5,459)        --
                                                  ---------  ---------
 Total (uses) of cash                                 ($351)   ($6,412)

 ---------------------------------------------------------------------

 (1) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                                                   Three Months Ended
                                                  --------------------
                                                  March 31,  March 31,
                                                    2008       2007
                                                  ---------  ---------
 Net cash provided by operating activities           $4,144     $6,074
 Net cash (used in) investing activities             (6,607)      (745)
 Acquisitions                                         5,459         --
 Effect of exchange rate changes on cash and cash
  equivalents                                           (56)      (127)
                                                  ---------  ---------
 Free cash flow                                      $2,940     $5,202

 Trailing Twelve Month Free Cash Flow
                                                              Twelve
                               Three Months Ended             Months
                 ------------------------------------------    Ended
                  June 30,  Sept. 30,   Dec. 31,  March 31,  March 31,
                    2007       2007       2007      2008       2008
                 ---------  ---------  ---------  ---------  ---------
 Free Cash Flow    $8,791     $8,421     $9,677     $2,940    $29,829

                    STANDARD PARKING CORPORATION
                            LOCATION COUNT

                                    March 31, 2008   December 31, 2007
                                   ----------------  -----------------
 Managed facilities                          1,966              1,893
 Leased facilities                             244                238
                                   ----------------  -----------------
 Total facilities                            2,210              2,131

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com